                                                                     EXHIBIT 3.1

             SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                        IDEC PHARMACEUTICALS CORPORATION
                            a California Corporation



                 The undersigned, Kenneth J. Woolcott, hereby certifies that:

1. He is the duly elected and acting Vice President and Secretary of IDEC Pharmaceuticals Corporation, a California corporation (the "Corporation").

2. The Restated Articles of Incorporation of this Corporation shall be amended and restated in full to read as follows:


                                   ARTICLE I

                 The name of this Corporation is IDEC Pharmaceuticals
Corporation.


                                   ARTICLE II

                 The purpose of this Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of the State of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                  ARTICLE III

                 A. Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Fifty-Eight Million (58,000,000) shares. Fifty Million (50,000,000) shares shall be Common Stock and Eight Million (8,000,000) shares shall be Preferred Stock.

                 B. Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by these Second Amended and Restated Articles of Incorporation (the "Restated Articles") may be issued from time to time in one or more series. The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article III(B). The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights which have been or may be granted to the Preferred Stock or series thereof in Certificates of Determination or the Corporation's Restated Articles, as amended from time to time ("Protective Provisions"), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                 C. Series A and Series B Preferred Stock. Of its authorized Preferred Stock, the Corporation is authorized to issue (1) One Million Seven Hundred Fifty Thousand (1,750,000) shares collectively designated as "Series A Preferred Stock" which may be issued in seven subseries consisting of designated as (i) "Series A-1 Preferred Stock," consisting of 100,000 authorized shares; (ii) "Series A-2 Preferred Stock," consisting of 150,000 authorized shares; (iii) "Series A-3 Preferred Stock," consisting of 700,000 authorized shares; (iv) "Series A-4 Preferred Stock," consisting of 250,000 authorized shares; (v) "Series A-5 Preferred Stock," consisting of 350,000 authorized shares; (vi) "Series A-6 Preferred Stock," consisting of 100,000 authorized shares; and (vii) "Series A-7 Preferred Stock," consisting of 100,000 authorized shares; and (2) 69,375 shares designated as "Series B Preferred Stock." The Series A Preferred Stock and the subseries thereof shall have the relative rights, preferences and restrictions set forth in Annex A hereto, which is incorporated by reference herein and made a part hereof. The Series B Preferred Stock shall have the relative rights, preferences and restrictions set forth in Annex B hereto, which is hereby incorporated by reference herein and made a part hereof.

                 D.       Common Stock.

                          (1)     Dividend Rights.  Subject to the prior rights
of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

                          (2)     Liquidation Rights.  Upon the liquidation,
dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in this Article III or Annex A and Annex B hereto.





                                       2.

                          (3)     Redemption.  The Common Stock is not
redeemable.

                          (4)     Voting Rights.  The holder of each share of
Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.


                                   ARTICLE IV

                 A. The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                 B. This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the Corporation and its shareholders or otherwise, through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code."


3. The foregoing amendment has been approved by the Board of Directors of the Corporation.

4. These Restated Articles were approved by the holders of the requisite number of shares of the Corporation entitled to vote thereon in accordance with Sections 902 and 903 of the California General Corporation Law; the total number of outstanding shares of capital stock entitled to vote was 15,227,257 shares of Common Stock and 13,667,610 shares were voted in favor. The number of shares voting in favor of the foregoing amendment and restatement of the Articles of Incorporation equaled or exceeded the vote required, such required vote being a majority of the outstanding shares. One Hundred Thousand (100,000) shares of non-voting Series A-1 Preferred Stock, Thirty-Seven Thousand Five Hundred Twenty-One (37,521) shares of non-voting Series A-2 Preferred Stock, Twenty-Two Thousand Nine Hundred Ninety-Three (22,993) shares of non-voting Series A-3 Preferred Stock and Sixty-Nine Thousand Three Hundred Seventy-Five (69,375) shares of non-voting Series B Preferred Stock were outstanding and no shares of voting Preferred Stock were outstanding.





                                       3.

                 The undersigned declares under penalty of perjury under the laws of the State of California that the matters set forth herein are true and correct of our respective knowledge.

DATED:  May 31, 1996.




              /s/ Kenneth J. Woolcott
              ----------------------------
                              Kenneth J. Woolcott, Vice President and Secretary




                                       4.

                                                                         ANNEX A

                  RIGHTS, PREFERENCES AND RESTRICTIONS OF THE
          SERIES A-1, A-2, A-3, A-4, A-5, A-6 AND A-7 PREFERRED STOCK



                 The rights, preferences, restrictions and other matters relating to the Series A Preferred Stock are as follows:

                 "Affiliate" means an entity that, directly or indirectly, through one or more intermediaries, is controlled by IDEC or Genentech. As used herein, the term "control" will mean the direct or indirect ownership of fifty percent (50%) or more of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation or other business entity.

                 "Approval Process Event" means a determination by the Joint Development Committee that the formulation of C2B8 and the process for C2B8 recovery are commercially viable as more fully described in Appendix I to the Development Plan.

                 "C2B8" means that certain monoclonal antibody to B cells more particularly described on Exhibit B to the Collaboration Agreement.

                 "Collaboration Agreement" shall mean the Collaboration Agreement dated the Effective Date between the Corporation and Genentech.

                 "Controlled," unless specified otherwise herein, means possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any entity other than the Corporation or Genentech.

                 "Effective Date" means March 16, 1995.

                 "First Anniversary Date" means the date which is twelve (12) calendar months following March 16, 1995.

                 "FDA Approval Date" means the date on which the United States Food and Drug Administration grants Regulatory Approval of C2B8 for manufacture and sale in the United States.

                 "FDA Approval Event" means the FDA Approval Date occurs on or before the Fifty-Four Month Anniversary Date.

                 "Fifty-Four Month Anniversary Date" means that date which is fifty-four (54) calendar months following March 16, 1995.

                 "Genentech" means Genentech, Inc., a Delaware corporation, and its Affiliates.

                 "IDEC" means IDEC Pharmaceuticals Corporation, a California corporation, and its Affiliates.

                 "Licensed Product(s)" means any compound or composition of matter whose mechanism of action is initiated by interaction with the CD20 or CD19 B-cell determinant (including C2B8, but excluding Y2B8 (as defined in
Section 2.2. of the Collaboration Agreement) and In2B8 (as defined in Section
2.2. of the Collaboration Agreement) unless the option set forth in Section 2.3 of the Collaboration Agreement is exercised) (a) developed by IDEC or (b) the intellectual property rights to which are owned or Controlled,





                                      A-1.

in whole or in part, by IDEC, in either (a) or (b) as of the Effective Date or during the term of the Collaboration Agreement.

                 "Major European Country" means the United Kingdom, Italy, Germany, France or Spain.

                 "ML/MS Agreement" means the Preferred and Common Stock Purchase Agreement dated March 16, 1995 by and between ML/MS Associates, L.P. and IDEC, whereby IDEC reacquired the rights to certain technologies for the treatment of B-cell lymphomas funded and developed by ML/MS Partners pursuant to a Development Agreement and related agreements, dated as of February 17, 1988 and October 27, 1988.

                 "ML/MS Partners" shall mean ML Technology Ventures, L.P. and Morgan Stanley Ventures, L.P., and any assignee or successor to ML/MS Partners.

                 "National Exchange" shall mean the Nasdaq National Market or any other national exchange on which the Common Stock of the Corporation is listed.

                 "Option Agreement" means the Option Agreement to be dated as of the Effective Date between Genentech and the Corporation.

                 "Patent Milestone Event" means the notice of grant in the European Patent Office or issuance in a Major European Country of the first valid and enforceable letters patent covering C2B8.

                 "Preferred Stock Purchase Agreement" means the Preferred Stock Purchase Agreement dated the Effective Date between the Corporation and Genentech.

                 "Regulatory Approval" means any approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacture and sale of a Licensed Product in a regulatory jurisdiction.

                 "Registration Rights Agreement" means the 1995 Registration Rights Agreement dated as of the Effective Date between Genentech, ML/MS Associates, L.P. and the Corporation.

                 "Third Anniversary Date" means that date which is thirty-six months following March 16, 1995.

                 2.       Dividend Provisions.

                          a.      Series A-1, A-2, A-3, A-4, A-5 and A-6
Preferred Stock Dividend Provisions. No dividend or other distribution shall be paid, or declared and set apart for payment (other than dividends of Common Stock on the Common Stock of the Corporation, dividends payable on the Series B Preferred Stock and dividends payable on the Series A-7 Preferred Stock pursuant to Section 2(b) below), on the shares of any class or series of capital stock of the Corporation unless and until a dividend of equal or greater amount (calculated as if the shares of Series A-1, A-2, A-3, A-4, A-5 and A-6 Preferred Stock had been converted Common Stock on the date the dividend is declared) is first declared and paid with respect to any series of Series A Preferred Stock.





                                      A-2.

                          b.      Series A-7 Preferred Stock Dividend
Provisions. Cumulative dividends shall accrue from the date of issuance of the Series A-7 Preferred Stock at a fluctuating rate per annum equal to the sum of two percent (2%) plus the "Prime Rate" as announced by the Bank of America, San Francisco Branch, from time to time. Accrued dividends shall be payable quarterly in arrears on the first day of each quarter, commencing with the first day of the first quarter following the earlier of the FDA Approval Date or the Fifty-Four Month Anniversary Date. On the earlier of the FDA Approval Date or the Fifty-Four Month Anniversary Date, all dividends accrued through such date shall be paid. Any accumulation of dividends on the Series A-7 Preferred Stock shall not bear interest. No dividend or other distribution shall be paid, or declared and set apart for payment (other than dividends of Common Stock on the Common Stock of the Corporation), on the shares of any class or series of capital stock of the Corporation unless and until such dividends have been paid. The Corporation shall take any and all corporate action necessary to declare and pay such dividends described in this Section 2(b).

                 3. Liquidation Preference. The holders of Series A Preferred Stock share a liquidation preference as follows:

                          a.      Series A-1, A-2, A-3, A-4, A-5, A-6 and A-7
Preferred Stock Liquidation Preference. In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, subject to the rights of series of Series A Preferred Stock that may from time to time come into existence, the holders of Series A-1, Series A-2, Series A-3, Series A-4, Series A-5, Series A-6 and Series A-7 Preferred Stock and Series B Preferred Stock, shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock and any other series of Series A Preferred Stock by reason of their ownership thereof, an amount per share equal to the Original Issue Price (defined below) for such subseries plus an amount equal to (i) the declared but unpaid dividends and distributions on such share in the case of the Series A-1, Series A-2, Series A-3, Series A-4, Series A-5 and Series A-6 Preferred Stock and (ii) the accrued but unpaid dividends and distributions on such share in the case of the Series A-7 Preferred Stock and Series B Preferred Stock. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A-1, Series A-2, Series A-3, Series A-4, Series A-5, Series A-6 and Series A-7 Preferred Stock and Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Series A Preferred Stock that may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A-1, Series A-2, Series A-3, Series A-4, Series A-5, Series A-6 and Series A-7 Preferred Stock and Series B Preferred Stock on an as-converted to Common Stock basis in proportion to the amount of such stock owned by each such holder. The "Original Issue Price" for each subseries shall mean the price at which the initial share of such subseries is issued.





                                      A-3.

                          b.      Upon the completion of the distribution
required by subparagraph (a) of this Section 3 and any other distribution that may be required with respect to series of Series A Preferred Stock that may from time to time come into existence, if assets remain in this Corporation, the holders of the Common Stock of this Corporation, shall receive all of the remaining assets of this Corporation.

                          c.      If (i) a single shareholder or group of
affiliated shareholders, other than a holder of the Series A Preferred Stock, or a Controlled Affiliate thereof, who would be required to file a Schedule 13D under the Securities Exchange Act of 1934, as amended, acquires or obtains the right to acquire voting stock of the Corporation so that its total holdings of such stock equal or exceed fifty percent (50%) of the then outstanding voting stock of the Corporation, or (ii) any third party (i.e., a party other than a holder or a Controlled Affiliate) acquires or obtains the right to acquire all or substantially all of the assets of the Corporation, then such event shall be considered a liquidation under this Section 3. For purposes hereunder, "Controlled Affiliate" shall mean a party that, directly or indirectly, through one or more intermediaries, is controlled by such holder.

                 4. Series A Preferred Stock Conversion. The holders of the Series A-1, Series A-2, Series A-3, Series A-4, Series A-5, Series A-6 and Series A-7 Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                          a.      Series A-1, Series A-2, Series A-3, Series
A-4 and Series A-5, Preferred Stock Conversion. Each share of Series A-1, Series A-2, Series A-3, Series A-4 and Series A-5 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this Corporation or any transfer agent for such stock, into ten (10) fully paid and nonassessable shares of Common Stock (the "Conversion Rate" for the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock and the Series A-5 Preferred Stock).

                          b.      [Intentionally omitted.]

                          c.      Series A-6 Preferred Stock Conversion.

                                  (1)      "Series A-6 Conversion Number" means
the number calculated according to the following formulas: (i) If the FDA Approval Date occurs prior to the Fifty-Four Month Anniversary Date, then the Series A-6 Conversion Number shall equal the average closing price for the Common Stock during the period beginning on the FDA Approval Date and ending on the date which is twenty (20) trading days following the FDA Approval Date, as reported on the National Exchange; or (ii) if the Fifty-Four Month Anniversary Date occurs prior to the FDA Approval Date, then the Series A-6 Conversion Number shall equal the average closing price for the Common Stock during the period beginning on the date which is twenty (20) trading days prior to the Fifty-Four Month Anniversary Date and ending on the Fifty-Four Month Anniversary Date, as reported on the National Exchange.





                                      A-4.

                                  (2)      The Series A-6 Preferred Stock shall
not be convertible until the earlier of (i) twenty (20) trading days following the FDA Approval Date or (ii) the Fifty-Four Month Anniversary Date. Thereafter, each share of Series A-6 Preferred Stock shall be convertible, at the option of the holder thereof, into the number of shares of fully paid and nonassessable shares of Common Stock as equals seventy-five (75) divided by the Series A-6 Conversion Number (the "Conversion Rate" for the Series A-6 Preferred Stock).

                          d.      Series A-7 Preferred Stock Conversion.

                                  (1)      "Series A-7 Conversion Number" means
the average closing price for the Common Stock during the period beginning on the twentieth (20th) trading day preceding the date on which the holder gives notice of such holder's intention to convert (the "Notice Date") and ending on the Notice Date, as reported on the National Exchange.

                                  (2)      Each share of Series A-7 Preferred
Stock shall be convertible, at the option of the holder thereof, at any time after the Fifty-Four Month Anniversary Date at the office of this Corporation or any transfer agent for such stock, into such number of shares of fully paid and nonassessable shares of Common Stock as equals (A) one hundred (100) divided by (B) the Series A-7 Conversion Number (the "Conversion Rate" for the Series A-7 Preferred Stock).

                          e.      Automatic Conversion.  (i) Each share of
Series A-1, Series A-2, Series A-3, Series A-4 and Series A-5 Preferred Stock;
(ii) each share of Series A-6 Preferred Stock that has become convertible at the option of the holder pursuant to Section 4(c); and (iii) each share of Series A-7 Preferred Stock that has become convertible at the option of the holder pursuant to Section 4(d), shall, in each case, automatically be converted into shares of Common Stock at its then effective Conversion Rate immediately upon the transfer of ownership by the initial holder to a third party which is not an Affiliate of such holder. For purposes hereunder, "Affiliate" shall mean a party that, directly or indirectly, through one or more intermediaries, controls or is controlled by such holder.

                          f.      Mechanics of Conversion of Series A Preferred
Stock. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued; provided, however, that in the event of an automatic conversion pursuant to Section 4(e), the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of





                                      A-5.

Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series A Preferred Stock are delivered to the Corporation or its transfer agent as provided herein. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series A-1, Series A-2, Series A-3, Series A-4, Series A-5 and Series A-6 Preferred Stock being converted and any accrued but unpaid dividends on the shares of Series A-7 Preferred Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, or in the case of automatic conversion pursuant to Section 4(e), on the date of transfer to the new non-Affiliate holder; and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

                          g.      Conversion Rate Adjustments of Series A
Preferred Stock for Splits and Combinations. The Conversion Rate of the Series A-1, Series A-2, Series A-3, Series A-4, Series A-5, Series A-6 and Series A-7 Preferred Stock shall be subject to adjustment from time to time as follows:

                                  (1)      In the event the Corporation should
at any time or from time to time after the date upon which any shares of Series A Preferred Stock were first issued (the "Purchase Date"), fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Rate of the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

                                  (2)      If the number of shares of Common
Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Rate for the applicable series of Series A Preferred Stock shall be appropriately decreased so that





                                      A-6.

the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares. Any adjustment under Section 4(g)(1) or (2) shall become effective at the close of business on the date the split, subdivision, stock dividend, other distribution or combination becomes effective.

                          h.      Distributions.  In the event this Corporation
shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends), then, in each such case for the purpose of this subsection 4(h), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

                          i.      Recapitalizations.  If at any time or from
time to time there shall be a recapitalization of the Common Stock (other than a subdivision or combination provided for elsewhere in this Section 4 or a change in control provided for in Section 3(c)) provision shall be made so that the holders of the Series A-1, Series A-2, Series A-3, Series A-4, Series A-5, Series A-6 and Series A-7 Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the applicable Conversion Rate then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                          j.      No Impairment.  This Corporation will not, by
amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

                          k.      No Fractional Shares and Certificate as to
Adjustments.

                                  (1)      No fractional shares shall be issued
upon the conversion of any share or shares of the Series A Preferred Stock, and the number of shares of Series A Preferred Stock or Common Stock to be issued shall be rounded to the nearest whole





                                      A-7.

share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Series A Preferred Stock or Common Stock and the number of shares of Series A Preferred Stock or Common Stock issuable upon such aggregate conversion.

                                  (2)      Upon the occurrence of each
adjustment or readjustment of the Conversion Rate of Series A Preferred Stock pursuant to this Section 4, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustment and readjustment, (b) the Conversion Rate for such Series A Preferred Stock at the time in effect, and (c) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

                          l.      Notices of Record Date.  In the event of any
taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Series A Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                          m.      Reservation of Stock Issuable Upon
Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A-1, Series A-2, Series A-3, Series A-4, Series A-5, Series A-6 and Series A-7 Preferred Stock, respectively, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A-1, Series A-2, Series A-3, Series A-4, Series A-5, Series A-6 and Series A-7 Preferred Stock, respectively, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A-1, Series A-2, Series A-3, Series A-4, Series A-5, Series A-6 and Series A-7 Preferred Stock, respectively, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including,





                                      A-8.

without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to its Articles.

                          n.      Notices.  Any notice required to be given to
the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

                 5. Voting Rights. The holders of shares of Series A Preferred Stock shall not have any voting rights, except as required under the General Corporation Law of California.

                 6. Status of Unissued, Converted or Redeemed Stock. In the event any shares shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. The Articles of this Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock. In the event the Corporation issues less than the number of authorized shares of any subseries of Series A Preferred Stock, the Articles of this Corporation shall be appropriately amended to effect a corresponding reduction in such subseries of Preferred Stock.

                 7. Cancellation of Series A-3 Preferred Stock. If the Approval Process Event has not occurred on or before the First Anniversary Date and if the Patent Milestone Event occurs prior to the Third Anniversary Date, then this Corporation may, at its option, cancel that number of shares of Series A-3 Preferred Stock (or if an insufficient number of shares of Series A-3 Preferred Stock are outstanding, then an equivalent number of outstanding shares of other subseries of Series A Preferred Stock or Common Stock) equal to $2,500,000 divided by the Series A-3 Cancellation Price, where the "Series A-3 Cancellation Price" equals the higher of the (i) price paid per share for the Series A-3 Preferred Stock on the date of issuance, or (ii) fair market value of the Series A-3 Preferred Stock calculated as (A) the average closing price for the Corporation's Common Stock during the period beginning twenty-three
(23) trading days prior to the date of cancellation and ending three (3) trading days prior to the date of cancellation, as reported on the National Exchange, multiplied by (B) the Conversion Rate for the Series A-3 Preferred Stock.

                 8. Cancellation of Series A-7 Preferred Stock. If the FDA Approval Date occurs on or before the Fifty-Four Month Anniversary Date, the Corporation shall cancel all of the then outstanding shares of Series A-7 Preferred Stock by crediting therefor an amount equal to the liquidation preference of such shares (including accrued but unpaid dividends) against the milestone payments due the Corporation pursuant to the Collaboration Agreement, such amount to be credited first to the milestone payment payable upon Regulatory Approval in the United States (as described in Section 7.4 of the Collaboration Agreement) and second, to the extent the aforesaid liquidation preference





                                      A-9.

remains unpaid, to the milestone payment then payable on the date of regulatory approval in the first Major European Country (as described in Section 7.4 of the Collaboration Agreement) (collectively, the "Milestone Payments"). If at any time there is a Default Event (defined below), the Corporation shall immediately cancel all of the outstanding shares of Series A-7 Preferred Stock by paying the holders in cash an amount equal to the liquidation preference of such shares (including accrued but unpaid dividends) (an "Acceleration Event"). If the Corporation is unable to cancel such shares of Series A-7 Preferred Stock within seven (7) calendar days from the occurrence of the Default Event, then notwithstanding any provision herein to the contrary, the holder of such shares may, at its sole election, convert such shares into shares of Common Stock of the Corporation equal to the liquidation preference of such shares (including accrued but unpaid dividends) divided by the Original Issue Price for such subseries multiplied by the Conversion Rate for the Series A-7 Preferred Stock. If there is an Acceleration Event and the holder receives cash or converts to Common Stock in exchange for cancellation of the outstanding shares of Series A-7 Preferred Stock as described in the preceding sentence, the holder shall be obligated to pay, in cash, to the Corporation, any and all Milestone Payments as such payments become due under the Collaboration Agreement.

         A "Default Event" shall mean the occurrence of any of the following events:

                      (i) Distributions. Failure to make a required payment or distribution hereunder;

                      (ii) Material Adverse Event. At the end of any fiscal quarter, the total cash, cash equivalents and marketable debt investments of the Corporation shall be valued at less than the sum of the principal of and unpaid accrued interest on (i) all indebtedness of the Corporation to banks, insurance companies or financial institutions regularly engaged in the business of lending money, which is for money borrowed by the Corporation; (ii) all purchase money security interests in an amount not to exceed $5,000,000 (as defined in the California Uniform Commercial Code); and
(iii) the liquidation preference of the outstanding Series A-7 Preferred Stock. In such event, the Corporation shall provide holder with written notice thereof within twenty-four (24) hours of determining that such event has occurred.

                    (iii) Bankruptcy Commenced by the Corporation. If the Corporation:

                                  (a)      shall commence any proceeding in
bankruptcy or seek reorganization, arrangement, readjustment of its debts, dissolution, liquidation, winding-up, composition or any other relief under the United States Bankruptcy Act, as amended, or under any other insolvency, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law, of any jurisdiction, domestic or foreign, now or hereafter existing;





                                     A-10.

                                  (b)      shall admit is inability to pay its
debts as they mature in any petition or pleading in connection with any such proceeding;

                                  (c)      shall apply for, or, in writing,
consent to or acquiesce in, an appointment of a receiver, conservator, trustee or similar officer for it or for all or substantially all of its assets;

                                  (d)      shall make a general assignment for
the benefit of creditors; or

                                  (e)      shall admit in writing its inability
to pay its debts as they mature;

                      (iv)        Bankruptcy Commenced Against the Corporation.
If any proceedings are commenced or any other action is taken against the Corporation in bankruptcy or seeking reorganization, arrangement, readjustment of its debts, dissolution, liquidation, winding-up, composition or any other relief under the United States Bankruptcy Act, as amended, or under any other insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law, of any jurisdiction, domestic or foreign, now or hereafter existing; or a receiver, conservator, trustee or similar officer for the Corporation or for all or substantially all of its assets is appointed; and in each such case, such event continues for ninety (90) days undismissed, unbounded and undischarged; and

                      (v) Material Breach. (A) Any breach of any material representation, warranty, covenant or obligation of the Corporation under (i) the Collaboration Agreement, which breach is not cured within sixty
(60) days of written notice thereof from Genentech (or if such breach is not susceptible of cure within such period, the Corporation is not making diligent good faith efforts to cure such breach); (ii) the Preferred Stock Purchase Agreement, the Option Agreement or the Registration Rights Agreement, which breach is not cured within thirty (30) days after receipt of written notice of such breach from Genentech to the Corporation; or (iii) the ML/MS Agreement, to the extent such breach materially adversely affects the Corporation's ability to perform its obligations under the Collaboration Agreement; or (B) if, at any time, any of the Collaboration Agreement, the Series A Preferred Stock Agreement, the Option Agreement or the Registration Rights Agreement ceases to be in full force and effect.

                      *                *                *





                                     A-11.

                                                                         ANNEX B

                  RIGHTS, PREFERENCES AND RESTRICTIONS OF THE
                            SERIES B PREFERRED STOCK



                 The rights, preferences, restrictions and other matters relating to the Series B Preferred Stock are as follows:

                 1.       Dividend Provisions.

                          a.      Series B Preferred Stock Dividend Provisions.
Subject to the rights of the Series A-7 Preferred Stock and future series of Preferred Stock, the corporation shall pay a cumulative dividend at a rate of Ten Dollars ($10.00) per annum on each share of Series B Preferred Stock. Dividends shall accrue until March 15, 1997, thereafter, accrued dividends shall be payable quarterly in arrears on the first day of each quarter, commencing on March 15, 1997. Any accumulation of dividends on the Series B Preferred Stock shall not bear interest. No dividend or other distribution shall be paid, or declared and set apart for payment (other than dividends of Common Stock on the Common Stock of the Corporation), on the shares of any class or series of capital stock of the Corporation, other than the Series A-7 Preferred Stock, unless and until such dividends have been paid.

                 2. Liquidation Preference. The holders of Series B Preferred Stock shall share a liquidation preference as follows:

                          a.      Series B Preferred Stock Liquidation
Preference. In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, subject to the rights of the Series A Preferred Stock and any other series of Preferred Stock that may from time to time come into existence, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock and any other series of Preferred Stock by reason of their ownership thereof, and pari-passu with the holders of the Series A Preferred Stock, an amount per share equal to one hundred dollars ($100.00) per share plus an amount equal to the accrued but unpaid dividends and distributions on such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A and Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A and Series B Preferred Stock on an as-converted to Common Stock basis in proportion to the amount of such stock owned by each such holder.





                                      B-1.

                          b.      Upon the completion of the distribution
required by subparagraph (a) of this Section 2 and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, if assets remain in this corporation, the holders of the Common Stock of this corporation, shall receive all of the remaining assets of this corporation.

                          c.      A consolidation or merger of the Corporation
with or into any other corporation or corporations, or a sale, conveyance or dispositions of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series or related transactions in which more than 50% of the voting power of the Corporation is disposed of, shall be treated as a liquidation pursuant to this Section 2.

                 3. Conversion. The holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                                  (1)      Definitions.

                                        (A)     "Series B Conversion Number"
means the higher of (a) $3.75 or (b) (1) the average closing price for the Common Stock during the period beginning on February 1, 1997 and ending March 1, 1997, as reported on the Nasdaq National Market or any other securities exchange on which the price of Common Stock of the Corporation is then quoted or (2) the price paid in any Merger Liquidation per share of Common Stock (assuming the conversion of all preferred stock).

                                        (B)     "Conversion Rate" means (a) one
hundred (100) plus the amount of accrued but unpaid dividends on each share divided by (b) the Series B Conversion Number.

                                  (2)      Elective Conversion.  In the event
of a liquidation as described in Section 2(c) above (a "Merger Liquidation"), each holder of Series B Preferred Stock shall have the right to convert each share of Series B Preferred Stock, and all accrued dividends thereon, into that number of fully paid and nonassessable shares of Common Stock as equals the Conversion Rate.

                                  (3)      Automatic Conversion.  The Series B
Preferred Stock shall not be convertible until March 15, 1997 except in the event of a Merger Liquidation. On March 15, 1997, each share of Series B Preferred Stock and all accrued dividends thereon shall automatically be converted, without any further action on the part of the holder thereof, into the number of shares of fully paid and nonassessable shares of Common Stock as equals the Conversion Rate.

                          a.      Mechanics of Conversion of Series B Preferred
Stock. Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 3(2), such holder shall surrender the certificate or





                                      B-2.

certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued; provided, however, that in the event of an automatic conversion pursuant to
Section 3(3), the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series B Preferred Stock are delivered to the Corporation or its transfer agent as provided herein. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, or in the case of automatic conversion pursuant to Section 3(3), on March 15, 1997; and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

                          b.      Conversion Rate Adjustments of Series B
Preferred Stock for Splits and Combinations. The Conversion Rate of the Series B Preferred Stock shall be subject to adjustment from time to time as follows:

                                  (1)      In the event the corporation should
at any time or from time to time after the date upon which any shares of Preferred Stock were first issued (the "Purchase Date"), fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Rate of the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.





                                      B-3.

                                  (2)      If the number of shares of Common
Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Rate for the applicable series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares. Any adjustment under Section 3(b)(1) or (2) shall become effective at the close of business on the date the split, subdivision, stock dividend, other distribution or combination becomes effective.

                          c.      Distributions.  In the event this corporation
shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends), then, in each such case for the purpose of this subsection 3(c), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

                          d.      Recapitalizations.  If at any time or from
time to time there shall be a recapitalization of the Common Stock provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Series B Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Rate then in effect and the number of shares purchasable upon conversion of the Series B Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                          e.      No Impairment.  This corporation will not, by
amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred Stock against impairment.





                                      B-4.

                          f.      No Fractional Shares and Certificate as to
Adjustments.

                                  (1)      No fractional shares shall be issued
upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                                  (2)      Upon the occurrence of each
adjustment or readjustment of the Conversion Rate of Series B Preferred Stock pursuant to this Section 3, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustment and readjustment, (b) the Conversion Rate for such Series B Preferred Stock at the time in effect, and (c) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series B Preferred Stock.

                          g.      Notices of Record Date.  In the event of any
taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Series B Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                          h.      Reservation of Stock Issuable Upon
Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, respectively, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock, respectively, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, respectively, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be





                                      B-5.

sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these articles.

                          i.      Notices.  Any notice required by the
provisions of this Section 3 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

                 4. Voting Rights. The holders of shares of Series B Preferred Stock shall not have any voting rights, except as required under the General Corporation Law of California.

                 5. Status of Converted Stock. In the event any Series B Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. The Articles of this Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

                      *                *                *





                                      B-6.